Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Wag! Group Co.
San Francisco, CA
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2023, relating to the consolidated financial statements of Wag! Group Co., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
Chicago, IL
May 3, 2023